EXHIBIT 10.15

Krishna Kolluri

AMENDMENT AND ASSUMPTION AGREEMENT

This AMENDMENT AND ASSUMPTION AGREEMENT (the “Amendment and Assumption Agreement”) is made and entered into as of October 3, 2003 by and between the undersigned employee (“Employee”) and NetScreen Technologies, Inc., a Delaware corporation (“NetScreen”). This Agreement shall be effective as of the closing of the Merger (as defined below).

RECITALS

WHEREAS, Employee is a party to that certain Amended and Restated Employment Agreement dated April 19, 2001 by and between Neoteris, Inc., a Delaware corporation formerly known as DanaStreet Internet, Inc. (the “Company”), and Employee (the “Employment Agreement”);

WHEREAS, NetScreen, the Company and Neon Acquisition Corp., a Delaware corporation and wholly owned subsidiary of NetScreen (“Merger Sub”), have entered into that certain Agreement and Plan of Merger dated October 3, 2003 (the “Merger Agreement”) providing for the merger of Merger Sub with the Company (the “Merger”); and

WHEREAS, it is intended that at the effective time of the merger of Merger Sub with the Company as defined in the Merger Agreement (the “Effective Time”) Employee shall commence employment with NetScreen.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises, covenants and conditions contained herein, the parties hereby agree as follows:

1. Assumption of Employment Agreement. As of the Effective Time, NetScreen shall assume the Employment Agreement, as amended by this Amendment and Assumption Agreement, and Employee hereby consents to such assumption. Except as expressly set forth in this Amendment and Assumption Agreement, the terms and provisions of the Employment Agreement shall remain in full force and effect. References herein to the Employment Agreement shall be to the Employment Agreement as amended by this Amendment and Assumption Agreement, except in Section 2 and Section 3(ii) hereof.

2. No Termination Event. Employee hereby acknowledges and agrees that the commencement of Employee’s employment with NetScreen on the terms and conditions of this Amendment and Assumption Agreement shall not constitute (i) “Good Reason” (as defined in Section 5.5(b) of the Employment Agreement) for a voluntary termination of Employee’s employment, or (ii) any other type of “constructive termination” as such term is generally understood.

3. Amendment of Employment Agreement.

(i) After the Effective Time, the term “Company” or “NetScreen” in the Employment Agreement shall mean NetScreen and/or its subsidiary that employs Employee, and their successors and assigns.

Krishna Kolluri

(ii) Sections 1.1, 1.2(a), 2.1, 4.1, 4.2, 5.3(a), 5.3(c), 5.5(a), 5.6, 6 and 8.2 of the Employment Agreement are hereby deleted in their entirety.

(iii) A new Section 1.2(a) is hereby added to the Employment Agreement to read in its entirety as follows:

“(a) As of the Effective Time, the Company employs Employee as the General Manager of the SSL Product Group and Employee hereby accepts such employment with the Company. Employee shall report to the Chief Executive Officer of the Company and perform such duties and services for the Company, commensurate with such General Manager position as may be designated from time to time by the Chief Executive Officer.”

(iv) Section 1.2(b) of the Employment Agreement is hereby amended to change the place of work to “offices in Mountain View or Sunnyvale, California”.

(v) A new Section 2.1 is hereby added to the Employment Agreement to read in its entirety as follows:

“2.1 Salary. Employee will be paid an annual base salary of $225,000 (“Base Salary”), payable twice monthly on Company’s regular payroll dates.”

(vi) A new Section 4 of the Employment Agreement is hereby added to read in its entirety as follows:

“4. Additional Compensation.

4.1 Grant of Stock Options. Promptly following the Effective Time, Employee will be granted an option to purchase 200,000 shares of NetScreen’s common stock (the “New Options”) under NetScreen’s stock option plan at an exercise price equal to the closing price of NetScreen’s common stock on the date of grant. The New Options will vest over a period of four years beginning upon the Effective Time (25% at the end of one year, and the balance vesting thereafter over the following 36 months in equal installments), and will be subject to the terms and conditions of NetScreen’s stock option plan and standard form of stock option agreement, which Employee will be required to sign as a condition of receiving the option.

4.2 Merger Bonus. Pursuant to Section 6.15 of the Merger Agreement, Employee will be eligible to receive a bonus of up to $200,000, with a portion thereof payable

Krishna Kolluri

upon continued employment for a period and upon satisfactory achievement of established performance objectives, each as determined by the Chief Executive Officer of NetScreen.

4.3 Corporate Bonus. In accordance with the terms and conditions of and pursuant to the Company’s Corporate Bonus policy (a summary description of which has been provided to Employee), as such policy may be amended from time to time by the Company’s Board of Directors, Employee will be eligible for a bonus of up to 35% of Employee’s Base Salary.

4.4 Acceleration of Vesting. Notwithstanding any current or future NetScreen policy or agreement relating to acceleration of vesting benefits applicable to Employee, including any acceleration of vesting benefits based on Employee’s status as a General Manager of the SSL Product Group and/or a Vice President of NetScreen, Employee shall be entitled during the first two (2) years after the Effective Time only to the acceleration of vesting benefits provided in Employee’s Vesting Waiver Agreement dated October 3, 2003 with respect to stock options granted to Employee prior to the Effective Time. After such 2-year period, Employee’s unvested stock options granted prior to the Effective Time will be subject to acceleration of vesting on the same terms as the New Options.”

(vii) New Subsections 5.3(a) and 5.3(c) of the Employment Agreement are hereby added to read in their entirety as follows:

“(a) If within twenty-four (24) months of the Effective Time, Employee is terminated by Company without Cause, Employee will receive six (6) months (the “Severance Period”) continuation of Employee’s Base Salary, payable in accordance with the Company’s normal payroll practice.”

“(c) A transfer of Employee to NetScreen from a subsidiary or other affiliate of NetScreen or a transfer of Employee from NetScreen to a subsidiary or other affiliate of NetScreen shall not be construed as a termination.”

(viii) A new Section 5.5(a) is hereby added to the Employment Agreement to read in its entirety as follows:

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“5.5 Termination by Executive for Good Reason.

(a) Employee may terminate his employment with the Company for Good Reason. If Employee voluntarily terminates his employment with the Company for Good Reason, Employee shall be entitled to the same Base Salary and health benefit continuation that he would have been entitled to receive under Section 5.3 if his employment were terminated by the Company without Cause.”

(x) A new Section 6 is hereby added to the Employment Agreement to read in its entirety as follows:

“6. Confidentiality Agreement. Employee has executed and delivered to an officer of NetScreen the standard form Confidential Information and Invention Assignment Agreement, a copy of which is attached hereto as Exhibit A (the “Confidentiality Agreement”), which shall become effective at the Effective Time of the Merger.”

(xi) Section 7(a) of the Employment Agreement is hereby amended by substituting NetScreen’s address as follows:

“(a) if to NetScreen:

NetScreen Technologies, Inc.

805 11th Avenue, Building 3

Sunnyvale, California 94089

Fax: (408) 543-6760

Attention: Vice President, Legal Affairs”

4. Miscellaneous.

(a) Entire Agreement. This Amendment and Assumption Agreement, together with the Employment Agreement as amended hereby and the Confidentiality Agreement, constitutes the entire agreement and understanding of the parties with respect to the subject matter of this Amendment and Assumption Agreement, and supersedes all prior understandings and agreements, whether oral or written, between or among the parties hereto with respect to the specific subject matter hereof.

(b) Construction of Agreement. This Amendment and Assumption Agreement has been negotiated by the respective parties hereto and their attorneys and the language hereof will not be construed for or against either party.

(c) Governing Law. The internal laws of the State of California (irrespective of its choice of law principles) will govern the validity of this Amendment and Assumption Agreement, the construction of its terms, and the interpretation and enforcement of the rights and duties of the parties hereto.

Krishna Kolluri

(d) Severability. If any provision of this Amendment and Assumption Agreement, or the application thereof, shall for any reason and to any extent be invalid or unenforceable, then the remainder of this Amendment and Assumption Agreement, and the application of such provisions to other persons or entities or circumstances as applicable, will be interpreted so as reasonably to effect the intent of the parties hereto.

(e) Amendment and Waivers. Any term or provision of this Amendment and Assumption Agreement may be amended, and the observance of any term of this Amendment and Assumption Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only by a writing signed by the party to be bound thereby.

(f) Counterparts. This Amendment and Assumption Agreement may be executed in counterparts, each of which will constitute an original and all of which together will constitute one agreement.

(g) Effective Date. This Amendment and Assumption Agreement shall become effective only upon the Effective Time. This Amendment and Assumption Agreement shall be null and void if the Merger Agreement is terminated in accordance with its terms.

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Krishna Kolluri

IN WITNESS WHEREOF, Employee and NetScreen have executed this Amendment and Assumption Agreement as of the date first indicated above.

NETSCREEN TECHNOLOGIES, INC. EMPLOYEE

By:	/s/ Edie Rodriguez	By:	/s/ Krishna Kolluri
Name:	Edie Rodriguez	Krishna Kolluri
Title:	VP Human Resources

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